Exhibit 3.1.3

                        CERTIFICATE OF AMENDMENT TO THE

                        CERTIFICATE OF INCORPORATION OF

                       BIO-REFERENCE LABORATORIES, INC.


To:   The Secretary of State
      State of New Jersey


      Pursuant to the provisions of Section 14A:7-2(2), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes this certificate of amendment to its certificate of incorporation:
      1. The name of the corporation (hereinafter called the "Corporation") is Bio-Reference Laboratories, Inc.
      2. The following resolution has been duly adopted by the Board of Directors of the Corporation as required by Subsection 14A:7-2(3) of the New Jersey Business Corporation Act.
      RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates a series of Series A Preferred Stock, $.10 par value, of the Corporation, and hereby states the designation and amount thereof and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation of the Corporation, which are applicable to the preferred stock of all classes and series) as follows, so that ARTICLE (3) of the Corporation's Certificate of Incorporation be, and it hereby is, amended by deleting the present Article (3)B(1) and by inserting therein the following new paragraph B(1) immediately following ARTICLE (3)(B), paragraph 7:

            "B(1).      Series A Senior Preferred Stock.
                        -------------------------------

            (a)   Designation and Amount.  An aggregate of
                  ----------------------
      604,078 shares of Series A Preferred Stock, $.10 par value, of the Corporation are hereby constituted as a

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      series  designated  as "Series A Senior  Preferred  Stock" (the  "Series A
      Senior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors.


            (b) Vote. Except as may otherwise be required by law, this Certificate of Incorporation or the provisions of the resolution or resolutions as may be adopted by the Board of Directors pursuant to paragraph (B) of this Article THIRD, each holder of Series A Senior Preferred Stock shall have one vote in respect of each share of Series A Senior Preferred Stock held by such holder on each matter voted upon by the stockholders. The holders of shares of Series A Senior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (c) Dividends. Holders of Series A Senior Preferred Stock shall be entitled to be paid dividends on a per share basis equal to dividends, if any paid on a per share basis to holders of Common Stock, at the time such dividends are paid with respect to the Common Stock.

            (d) Liquidation Rights. After distribution in full of any preferential amount (fixed in accordance with the provisions of paragraph
      (B) of this Article THIRD), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale or assets, dissolution or winding-up of this Corporation, the holders of the Series A Senior Preferred Stock together with the holders of the Common Stock shall be entitled to receive all the remaining assets of this Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably on a per share basis in proportion to the number of shares of the Series A Senior Preferred Stock and the Common Stock held by each.

            (e) Conversion Rights. From and after the Date of Issuance and prior to the close of business on May 1, 2007, each share of Series A Senior Preferred Stock shall be convertible, at the option of the holder, upon payment of the Conversion Price, into one share of Common Stock. The initial Conversion Price shall be $.75 per share. In the event of a stock dividend, combination, stock split or reverse stock split, the Conversion Price and the number of shares of Common Stock into which the Series A

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      Senior Preferred Stock may be converted shall be appropriately adjusted."

      3. The foregoing resolution was duly adopted by the Board of Directors of the Corporation on May 17, 1997, pursuant to authority granted under Section 14A:7-2(2) of the New Jersey Business Corporation Act.
      4. The Certificate of Incorporation of the Corporation is amended so that the designation and number of shares of the series of Preferred Stock acted upon in the foregoing resolution, and the relative rights, preferences and limitations of such series, are as stated in the resolution.
      IN WITNESS WHEREOF, Bio-Reference Laboratories, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed this 25th day of March, 1998.

                                    BIO-REFERENCE LABORATORIES, INC.



                                 By /s/Marc D. Grodman
                                   -------------------
                                    Marc D. Grodman, President

ATTEST:



/s/Sam Singer
Sam Singer, Secretary

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